Exhibit (a)(1)(R)

Forms of Reminder E-mails

For Israeli Employees:

Dear employee,

According to our records you have not elected to participate in the “Exchange Offer” yet.

Please be reminded that the expiration date of the “Exchange offer” is Wednesday next week, and if you want to accept the offer you are require to sign the election form (Click to download the document) and submit it to your HR manger or directly to me by this date.

Important:
If you do not complete and submit the election form by 4:00 PM EDT, on August 5, 2009, it will be viewed as if you rejected the offer and your options will remain as is.

If you need more information or want to consult on this issue you are more than welcome to call me or to set a personal meeting.

Regards

Tzur Tamir
Director of Compensation and Benefit

For Non – Israeli Employees:

Dear employee,

According to our records you have not elected to participate in the “Exchange Offer” yet.

Please be reminded that the expiration date of the “Exchange offer” is Wednesday next week, and if you want to accept the offer you are required to sign the election form electronically by clicking the “Validate and Submit” button within the election form itself (Click to enter the Tamir Fishman web site) or fax a signed election form.

Important:
If you do not complete and submit the election form by 4:00 PM EDT, on August 5, 2009, it will be viewed as if you rejected the offer and your options will remain as is.

If you need more information or want to consult on this issue you are more than welcome to call me or contact your regional HR representative.

Regards

Tzur Tamir
Director of Compensation and Benefit